                                                                                Exhibit 11

                                       DEVON ENERGY CORPORATION
                                   Computation of Earnings Per Share

                                                   Three Months Ended Sept. 30, Nine Months Ended Sept. 30,
                                                       1996           1995       1996          1995

            PRIMARY EARNINGS PER SHARE

            Computation for Statement of Operations

            Net earnings per statement of operations  $ 7,707,673    6,645,531   20,036,987   10,116,755

            Weighted average common shares outstanding 22,130,896   22,092,783   22,121,757   22,065,462

            Primary earnings per common share               $0.35         0.30         0.91         0.46

<F1>
            Additional Primary Computation (A)

            Net earnings per statement of operations  $ 7,707,673    6,645,531   20,036,987   10,116,755

            Adjustment to weighted average common
             shares outstanding:
               Weighted average as shown above in
                primary computation                    22,130,896   22,092,783   22,121,757   22,065,462
               Add dilutive effect of outstanding
                stock options (as determined using
                the treasury stock method)                151,815      118,314      147,047      122,246

               Weighted average common shares
                outstanding, as adjusted               22,282,711   22,211,097   22,268,804   21,187,708

            Net earnings per common share, as adjusted      $0.35         0.30         0.90         0.46

<F1>
            FULLY DILUTED EARNINGS PER SHARE (A)

            Net earnings per statement of operations  $ 7,707,673    6,645,531   20,036,987   10,116,755

            Increase in net earnings from assumed
              conversion of Trust Convertible
              Preferred Securities (net of tax effect)  1,464,549            -    1,464,549            -

            Net earnings, as adjusted                 $ 9,172,222    6,645,531   21,501,536   10,116,755

            Weighted average common shares outstanding
             as shown in primary computation above     22,130,896   22,092,783   22,121,757   22,065,462

            Add fully dilutive effect of outstanding
             stock options (as determined using the
             treasury stock method)                       169,736      138,659      175,815      148,255

            Add weighted average of additional shares
             issued from assumed conversion of Trust
             Convertible Preferred Securities           4,586,476            -    1,539,985            -

            Weighted average common shares outstanding,
             as adjusted                               26,887,108   22,231,442   23,837,557   22,213,717

            Fully diluted earnings per common share         $0.34         0.30         0.90         0.46


<F1>
(A)   These  calculations are submitted in accordance with Regulation S-K item
      601(b)(11) although not required  by footnote 2 to  paragraph 14 of  APB
      Opinion No. 15 because they result in dilution of less than 3%.
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